Exhibit (b)(10)(a)

                         Consent of Independent Auditors

We consent to the references to our firm under the captions "Legal and Accounting" and "Financial Statements" in the Statement of Additional Information and to the use of our reports (1) dated March 26, 2005 with respect to the financial statements of Woodmen Variable Annuity Account and (2) dated April 1, 2005 with respect to the statutory-basis financial statements and schedules of Woodmen of the World Life Insurance Society and/or Omaha Woodmen Life Insurance Society in Post-Effective Amendment No. 3 to the Registration Statement (Form N-4 No. 333-101231) and related Prospectus for the Woodmen Variable Annuity Account dated April 30, 2005.

                                                           /s/ Ernst & Young LLP

Des Moines, Iowa
April 27, 2005